Genvor Inc.
Business Enterprise Value

Fair Market Value of Business Enterprise

Report Date: January 4, 2022
PRIVILEGED AND CONFIDENTIAL

Valuation Date:
December 31, 2021

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correlationADVISORS
by Avalara

January 4, 2022

Brad White
Chief Executive Officer

Genvor
13155 Noel Rd., Suite 900
Dallas, TX 75240

Subject: Business Enterprise Valuation of Genvor

Dear Mr. White:

Genvor Inc. ("Genvor") retained Correlation Advisors by Avalara ("Correlation" or "Appraiser") to determine an opinion of the Fair Market Value of the Business Enterprise Value of Genvor as of December 31, 2021 ("Valuation Date").

Following Genvor's authorization, Correlation prepared a Fair Market Value appraisal report and related exhibits collectively referred to as the "Appraisal" or "Restricted Appraisal Report."

Correlation is familiar with the Business Enterprise Value as it interviewed key Genvor personnel concerning the nature of the operations, financial information, and other related documents. The conclusion of value opinions expressed herein results from the Appraiser's experience, specific client-supplied details, proprietary industry data, and other available market data. The body of this report contains a detailed discussion of valuation methodologies and findings.

The Appraiser's independent opinion of Fair Market Value for the Business Enterprise Value as of December 31, 2021 is the value range of **$265,300,000 to $327,700,000** (rounded).

The preparation of the Appraisal follows the Uniform Standards of Professional Appraisal Practice ("USPAP") guidelines and the Principles of Appraisal Practice and Code of Ethics of the American Society of Appraisers. The conclusions of the value set forth and related contents of this report are subject to the Limiting Conditions and signed Certification contained herein.

The determination of value for the Business Enterprise Value is the Fair Market Value for the purposes of internal planning.

Fair Market Value is defined as:

> *"An opinion expressed in terms of money, at which the property would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of relevant facts, as of a specific date."*[1]

The appropriate method for estimating value in any specified situation depends on the business (or asset) and the circumstances surrounding the specified condition. In addition to the Appraisal Report, the Appraiser maintains a work paper file, including additional details and supplemental information supporting the analysis and conclusions.

If you have any questions, please do not hesitate to contact us.

Respectfully Submitted,

[redacted], ASA
General Manager, Correlation Advisors by
Avalara 4100 Midway Road
Suite 2010
Carrollton, TX 75007
[redacted]
C[redacted]
www.avalara.com

[redacted], ASA

1. ASA. 2021. *Definitions of Value Relating to MTS Assets.* [online] Available at: [Accessed 8 April 2021].

Contents

Appendices

Exhibit: Appraisal Exhibits

1.0 EXECUTIVE SUMMARY

1.1 Engagement Summary

Genvor Inc. ("Genvor") retained Correlation Advisors by Avalara ("Correlation" or "Appraiser") to determine an opinion of the Fair Market Value of the Business Enterprise Value of Genvor Inc..

The purpose of this restricted appraisal report is to provide the reader with a range of independently developed estimates of Fair Market Value for the Business Enterprise Value of Genvor as of December 31, 2021 (the "Valuation Date"). The report is collectively referred to as the "Appraisal" or "Restricted Appraisal Report."

1.2 Value Conclusion Summary

Per the analysis described in this report and illustrated in the accompanying exhibits, the Appraiser's opinion of the Fair Market Value of the Business Enterprise Value as of the Valuation Date is presented in the following table.

Please see the following detailed report for a more in-depth discussion of the logic, methodologies, value premise, and conclusions following the Executive Summary.

Table: Value Summary

Description	USD
Valuation Approach	
Cost Approach	$265,300,000
Income Approach	$327,700,000
Range of Value Conclusion	**$265,300,000 to $327,700,000**

1.3 Valuation Approach

The Appraiser reaches a conclusion of Fair Market Value by considering the three approaches to value:

- The Income Approach
- The Market Approach
- The Cost Approach

The appropriate method for estimating value in any specified situation depends on the business (or asset) and the circumstances surrounding the specified condition.

After consideration, the Income Approach (Discounted Cash Flow method) and the Cost Approach (Cost of Reproduction method) were utilized.

2.0 PURPOSE AND SCOPE

2.1 Scope of the Report

This report and its accompanying exhibits set forth the Appraiser's analysis, conclusions, and opinions of value for the Business Enterprise Value. The components of the Appraisal are as follows:

- Discovery – Gather internal and external data to properly identify inputs for the Appraisal
  - Internal interviews with Genvor team, including Brad White (Chief Executive Officer)
  - Information request from Genvor team for internal information including:
    - Genvor agreements with United States government organizations (including USDA and USPTO)
    - Internal business plans
    - Selected academic publications, authored by Genvor employees and independent researchers
  - External data gathering, from sources including the USDA, Farmers Business Network, Inc., National Corn Growers Association, CropLife International, and others
- Appraisal - Prepare Business Enterprise Value appraisal reflecting the current state, quantify sensitivity of critical assumptions
  - Identify value drivers
  - Measure sensitivity and impact of key assumptions
  - Determine whether deliverable is a single point estimate or a range of value
- Documentation and Report – Preparation of this narrative report summarizing conclusions.
  - The report may not contain all supporting rationale for all opinions and conclusions set forth.

2.2 Intended Use

This Appraisal intends to assist Genvor Inc. by providing an opinion of the Fair Market Value of the Business Enterprise Value to assist company management. The contents and conclusions of this Restricted Appraisal Report are intended only for Genvor management.

2.3 Intended Users

The intended users of this report are management of Genvor Inc.

This report may not be relied upon or for any other purpose than the purpose stated herein without express written permission.

This report's contents are proprietary and include confidential and proprietary business affairs records, information, and data, as well as trade secrets.

2.4 Limitations

The preparation of this Appraisal follows the Uniform Standards of Professional Appraisal Practice ("USPAP") and the Principles of Appraisal Practice and Code of Ethics of the American Society of Appraisers. The conclusions of this report's value set forth and related contents are subject to the Limiting Conditions and signed Certification contained herein.

2.5 Credentials and Standards Governing the Appraisal

The Appraiser responsible for this assignment, Carl Hoemke, is an Accredited Senior Appraiser ("ASA") as granted by the American Society of Appraisers and has considerable experience evaluating these types of assets. The Appraiser's statements and conclusions in this report are subject to both the Code of Ethics of the American Society of Appraisers and the USPAP. The USPAP guide is administrated by the Appraisal Foundation and authorized by the U.S. Congress as the source of appraisal standards and appraiser qualifications. The consideration and the applicability of state statutes and value determination rules are essential in preparing this Restricted Appraisal Report.

2.6 Standard and Premise of Value Definitions

The standard of of value is "Fair Market Value".

Fair Market Value is defined as:

> *"An opinion expressed in terms of money, at which the property would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of relevant facts, as of a specific date."*[2]

The salient elements of any Fair Market Value definition include the following assumptions:

- Fair Market Value Measured as the "amount of cash or its equivalent." This definition means the sale of the Business Enterprise Value or sale prices of comparable businesses or asset used as evidence and stated in terms of cash, U.S. dollars.
- Business or value as "exposed for sale in the open market." This definition means potential buyers are aware that the business or asset is for sale and have sufficient time and opportunity to present their offers.

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2. ASA. 2021. *Definitions of Value Relating to MTS Assets*. [online] Available at: [Accessed 8 April 2021].

- Neither buyer nor seller could take advantage of an urgent need or demand of the other. This definition renders the buyer and seller as hypothetical persons dealing with each other at arm's length with neither unique motivations and/or circumstances influencing either party.
- Buyer and seller "have knowledge of all the uses and purposes to which the property is adapted." The value of the business or asset depends upon its use. This phrase means buyers and sellers are aware of the highest and best use of the business or asset, its lawful use maximizing the value, and are considering the value understanding such use. In other words, buyers and sellers are prudent, rational economic beings.

Fair Market Value is "as of a specific date." The facts, circumstances, and external conditions differ as of a different date, altering the conclusion.

2.7 Business Enterprise Value ("BEV")

The conclusion of value in the Report is for the Business Enterprise Value ("BEV") of Genvor Inc. Business Enterprise Value includes the total going concern value of a company, and it includes all of the tangible and intangible assets and the future value of growth opportunities.

BEV captures the potential value of the enterprise under an acquisition by a third party. It is an inclusive measure of a business, capturing the productive value of assets and liabilities, along with expected future cash flows. BEV includes both debt and equity components of the business.

2.8 Highest and Best Use

A determination of the highest and best use of the Business Enterprise Value of Genvor is a consideration of the maximal value created by Genvor management for the company.

The highest and best use of Genvor and its assets is the continued development of the business and products based on the research and intellectual property being generated by the company.

2.9 Sources of Information

While developing this valuation analysis, the Appraiser relies upon financial, accounting, and other information obtained from Genvor management, other publicly available financials, and other sources.

The Appraiser engaged in discussions with various company representatives and professional personnel regarding the Business Enterprise Value, related operations, operating results, and financial projections. The conclusion of value depends on such information being complete and accurate in all material respects.

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3.0 COMPANY HISTORY AND OVERVIEW

Genvor was established in 2015 as a research entity focused on aflatoxin defense for the agriculture industry. Genvor's Dr. Jesse Jaynes began researching plant defenses against pathogens in 1985. In 2015, Dr. Jaynes and his team received a patent for their antimicrobial peptide. In 2018, Genvor was awarded a Cooperative Research and Development Agreement ("CRADA") by the United States Department of Agriculture ("USDA") for:

1. aflatoxin defense in corn crops and
2. protien enhancement in corn

Genvor formally began business operations in 2018. Genvor was founded by Brad White CEO, Dr. Jesse Jaynes Chief Research Officer and Dr. Clayton Yates Chief Scientific Officer.

Genvor is focused on creating antimicrobial peptides ("AMPs") to help farmers and growers maximize crop production. These are meant to be effective in both pre-harvest and post-harvest applications. Delivery methodes include seed traits and biopesticides. These peptides are designed for broad spectrum effectiveness against multiple pathogen types and have intended applications across many crops, including corn, wheat, cotton, soy, oranges, and others.

On August 7, 2018, the United States Department of Agriculture ("USDA") awarded Genvor with a Cooperative Research and Development Agreement ("CRADA") to develop corn varieties with pre-harvest aflatoxin contamination resistance, to develop corn inbred lines with nutritional enhancements for swine and poultry, and to commercialize the peptide technology. Genvor has continued their research and development with the assistance of the USDA. The CRADA has been extended through August 2, 2022.

On August 10, 2021, the United States Patent Office issued Genvor U.S. Patent 11,083,775 B2, valid until September 18, 2038, for transgeneic corn with antifungal peptide AMG182. AMG182 exhibited a 72% reduction in fungal growth in maize kernel assays with a highly aflatoxigenic strain. Genvor indicated this peptide should provide aflatoxin protection for varying crops and can be incorporated as a seed trait or topically as a biopesticide. In addition to AMG182, Genvor has additional peptides under development that will be applicable to multiple crop types.

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4.0 GENERAL ECONOMIC OUTLOOK

The Appraiser considered the general economic outlook for the country and its potential impact on Genvor's Business Enterprise Value. An assessment of the general economy can often identify underlying causes for fluctuations in a company's financial and operating performance.

4.1 U.S. Economy Summary

The U.S. economy continues to be heavily affected by the COVID-19 pandemic, with approximately 48 million cases and 775 thousand deaths.[3] The pandemic led to worldwide shutdowns and economic shock that resulted in a worldwide recession in 2020.[4] However, the U.S. economy has shown resilience in large part to government stimulus in the form of the Coronavirus Aid, Relief, and Economic Security Act ("CARES ACT"), the Consolidated Appropriations Act, and the American Rescue Plan Act.[5] The combined stimulus and re-opening after the initial wave of the pandemic have led to growth in GDP in 3Q of 2020 through the valuation date with an estimated GPD growth of 5.7% for 2021 and stabilization of growth to 2.2% by 2024.[6] *See Figure: The Evolution of U.S. Real GDP.*[7]

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3. Centers for Disease Control and Prevention. 2021. *COVID-19 Cases, Deaths, And Trends In The US | CDC COVID Data Tracker.* [online] Available at: https://covid.cdc.gov/covid-data-tracker/#cases_casesper100klast7days [Accessed 30 November 2021].
4. Spglobal.com. 2021. *Economic Outlook U.S. Q4 2021: The Rocket Is Leveling Off.* [online] Available at: https://www.spglobal.com/ratings/en/research/articles/210923-economic-outlook-u-s-q4-2021-the-rocket-is-leveling-off-12120697 [Accessed 26 November 2021].
5. Mitchell Barnes, a., 2021. *11 facts on the economic recovery from the COVID-19 pandemic.* [online] Brookings. Available at: https://www.brookings.edu/research/11-facts-on-the-economic-recovery-from-the-covid-19-pandemic/ [Accessed 26 November 2021].
6. Spglobal.com. 2021. *Economic Outlook U.S. Q4 2021: The Rocket Is Leveling Off.*
7. Ibid.

Figure: The Evolution of U.S. Real GDP


The Evolution Of U.S. Real GDP
Billions: chained 2012 prices
5,600
5,400
5,200
5,000
4,800
4,600
4,400
4,200
1Q 2018
3Q 2018
1Q 2019
3Q 2019
1Q 2020
3Q 2020
1Q 2021 f
3Q 2021 f
1Q 2022 f
3Q 2022 f
1Q 2023 f
3Q 2023 f
1Q 2024 f
3Q 2024 f
2021 September baseline
2021 June baseline
2021 March baseline
2020 December baseline
2018-19 trend

f--Forecast. Sources: Bureau of Economic Analysis, Oxford Economics, and S&P Global Economics forecasts.

With the expectation of positive growth in the U.S. economy, some challenges are still present going into 2022. At the forefront are concerns over inflation and the labor market. At the end of 2021, inflation reached an annualized rate of 6.2%.[8] The high levels of inflation have been attributed to government stimulus, supply chain bottlenecks, and labor shortages.[9] The question remains on whether a high level of inflation will continue or whether inflation will soften and return to the 2%range targeted by the federal reserve. The second challenge is limitations in the labor market with 5.3 million less jobs than the pre-pandemic peak.[10] While the labor market has not recovered to the pre-pandemic peak, it has tightened and businesses have struggled to recruit and retain talent.

4.2 Economic Forecast

The Federal Reserve Bank of Philadelphia publishes The Survey of Professional Forecasters ("Fed Survey"), looking at comprehensive economic forecasts for the U.S. economy. The Appraiser considers the short-term and long-term forecasts published in the Fed Survey. As of the fourth quarter of 2021, the Fed Survey forecasts:

- GDP Annualized Growth Rate: 5.5%

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8. Update on January 10th when numbers are released. U.S. BUREAU OF LABOR STATISTICS. 2021. *Consumer Price Index*. [online] Available at: https://www.bls.gov/cpi/ [Accessed 30 November 2021].
9. Spglobal.com. 2021. *Economic Outlook U.S. Q4 2021: The Rocket Is Leveling Off*.
10. Ibid.

- Inflation: 5.8%
- Unemployment: 5.4%

The study includes long-term forecasts for the U.S. economy and projects a three-year real GDP growth rate of 3.9% in 2022, 2.6% in 2023, and 2.3% in 2024.[11]

Inflation in 2021 was 5.8%, compared with 1.2% in 2020. The Fed Survey forecasts an inflation rate of approximately 2.9% over the next three years and 2.55% in the long-term 10-year forecast. Most economists target 2% as an inflationary goal, with higher rates risking a decline in consumer purchasing power and lower rates introducing the risk of deflation, as has occurred in Japan and Europe. *See Figure: Projections for the 10-Year Annual-Average Rate of CPI Inflation (Median and Interquartile Range).*[12]

Figure: Projections for the 10-Year Annual-Average Rate of CPI Inflation (Median and Interquartile Range)


Projections for the 10-Year Annual-Average Rate of CPI Inflation
(Median and Interquartile Range)
Percent
5.0
4.5
4.0
3.5
3.0
2.5
2.0
1.5
1.0
1991 Q1
92 Q1
93 Q1
94 Q1
95 Q1
96 Q1
97 Q1
98 Q1
99 Q1
00 Q1
01 Q1
02 Q1
03 Q1
04 Q1
05 Q1
06 Q1
07 Q1
08 Q1
09 Q1
10 Q1
11 Q1
12 Q1
13 Q1
14 Q1
15 Q1
16 Q1
17 Q1
18 Q1
19 Q1
20 Q1
21 Q1
22 Q1
Survey Date

11. Federal Reserve Bank of Philadelphia, 2021. *Fourth Quarter 2021 Survey Of Professional Forecasters.* [online] Federal Reserve Bank of Philadelphia. Available at: https://www.philadelphiafed.org/surveys-and-data/real-time-data-research/spf-q4-2021 [Accessed 28 November 2021].
12. Ibid.

4.3 Monetary Policy & Interest Rates

U.S. interest rates remain close to historically low levels, as the COVID-19 pandemic has led to the continuing need for economic stimulus. In response to the COVID-19 pandemic, the Fed set the target rate near 0% on March 15, 2020. As of October 31, 2021, the Fed has left the Federal Funds Rate target between 0% and 0.25%.[13]

In addition to the target fund rate, the Federal Reserve initiated a corporate bond purchasing program to avoid a crisis. The corporate bond buyback program included a wide range of company bonds and funds to help stem the spike in the corporate bond yield over the treasury rate, and the almost nonexistent difference between high-yield junk bonds and investment-grade bonds (leading to the potential loss of debt financing for many companies).

> *"To avert a market meltdown, the Fed announced on March 23 that it would buy corporate bonds in the primary and secondary markets. Secondary market purchases of eligible bonds, defined as investment-grade bonds with the remaining maturity of less than or equal to five years, would be made through the Secondary Market Corporate Credit Facility (SMCCF) and would track "a broad, diversified market index of US corporate bonds." On April 9, the Fed expanded SMCCF eligibility to include corporate bonds from "fallen angels," US companies that were investment grade on March 22 but had subsequently been downgraded to junk status."*[14]

As of October 31, 2021, the Federal Reserve began tapering the bond purchasing program.[15] However, concern remains over the affect of the COVID-19 pandemic on the economy, especially with the new uncertainty over the Omicron variant starting to spread.[16]

> *"With progress on vaccinations and strong policy support, indicators of economic activity and employment have continued to strengthen. The sectors most adversely affected by the pandemic have improved in recent months, but the summer's rise in COVID-19 cases has slowed their recovery. Inflation is elevated, largely reflecting factors that are expected to be transitory. Supply and demand imbalances related to the pandemic and the reopening of the economy have contributed to sizable price increases in some sectors. Overall financial conditions remain accommodative, in part reflecting policy measures to support the economy and the flow of credit to U.S. households and businesses.*

13. Board of Governors of the Federal Reserve System. 2021. *Federal Open Market Committee*. [online] Available at: https://www.federalreserve.gov/monetarypolicy/fomcminutes20211103.htm [Accessed 30 November 2021].
14. NBER. 2021. *The Impact of the Fed's Steps to Preserve Liquidity during the Pandemic*. [online] Available at: https://www.nber.org/digest-202011/impact-feds-steps-preserve-liquidity-during-pandemic [Accessed 29 November 2021].
15. Board of Governors of the Federal Reserve System. 2021. *Federal Open Market Committee*. [online] Available at: https://www.federalreserve.gov/monetarypolicy/fomcminutes20211103.htm [Accessed 30 November 2021].
16. Ibid.

> *The path of the economy continues to depend on the course of the virus. Progress on vaccinations and an easing of supply constraints are expected to support continued gains in economic activity and employment as well as a reduction in inflation. Risks to the economic outlook remain."*[17]

From the end of 2020 to November 29, 2021, the yield on the benchmark 10-year U.S. Treasury bond increased from 0.93% to 1.52%, respectively.[18]

17. Ibid. Need to check minutes from Dec 14/15 meeting or Jan 28/29
18. U.S. DEPARTMENT OF THE TREASURY. 2021. *Resource Center*. [online] Available at: https://www.treasury.gov/resource-center/data-chart-center/interest-rates/pages/TextView.aspx?data=yield [Accessed 30 November 2021].

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5.0 INDUSTRY OVERVIEW

Genvor's solutions will serve the large and varied agricultural industry. The dynamics and forces shaping this industry vary widely based on geographic region, crop, government presence, and market participants. For the purposes of this summary we will discuss several specific relevant markets and technologies.

5.1 Corn Market

The global corn market consisted of over 196.7 million hectares in 2021, producing over 1.1 billion metric tons in yield. (SOURCE USDA) The United States is the largest producer of corn with the second highest hectares. China, Brazil, Indonesia, and the European Union are the other largest producers of corn. Genvor is primarily focused on penetrating the corn market within the United States with its first products. *See Figure: Corn Acres in the United States Over Time (Source: USDA).*

Figure: Corn Acres in the United States Over Time (Source: USDA)


USDA
Corn Acres
United States
Million Acres
100.0
95.0
90.0
85.0
80.0
75.0
97.3
95.4
90.6
88.0
94.0
90.2
88.9
89.7
90.8
92.7
87.4
87.5
83.1
80.8
86.7
82.7
81.3
81.3
82.5
84.5
2012 2013 2014 2015 2016 2017 2018 2019 2020 2021
Planted
Harvested
United States Department of Agriculture
National Agricultural Statistics Service
June 30, 2021

The corn market has been subject to many agricultural technological developments. Transformative technologies including molecular genetics and recombinant DNA techniques are essential components in developing corn seeds and treating fields. These technologies are also subject to continuous developments.

Corn farmers purchasing decisions are driven by return on investment (ROI) and maximizing profits for their plot of land. They consider both the yield of corn produced and the input costs. Input costs include variable expenses such as seed and pesticides, and also fixed (or long-lived) costs including machinery. Genvor is focused on developing seed traits and biopesticides for the corn market. Corn is grown in a variety of climates and regions within the United States. The different aspects of these regions, such as precipitation or temperature, dictate the type of seed that will perform best at the lowest cost to the farmer. Even local factors within a region such as soil, elevation, or the presence of a particular pest will impact seed package selection. The figure below shows variability of certain seed trait packages. *See Figure: Corn Trait Variability in the United States (Source: Farmers Business Network).*

Figure: Corn Trait Variability in the United States (Source: Farmers Business Network)


MARKET SHARE OF CORN TRAIT PACKAGES BY STATE IN 2018
Conventional
Glyphosate
Glyphosate Corn Borer
Glyphosate Corn Borer Rootworm
% of Corn Acres in FBN in 2018
80
60
40
20

Corn farmers will often also diversify their seed roster into a variety of hybrids or varieties to reduce risk. The development of seed traits will be further discussed in the following section. Other techniques that farmers employ to increase yield or reduce cost include: crop rotation patterns, adding or stopping irrigation, adding drainage, reducing or increasing fertilizer or chemical use, reducing or increasing seeding rate, and changing tillage rates.

5.2 The Seed Sector

The seed sector is the foundation of the agricultural food system as it is the beginning of the food chain. Issues such as sustainability, concentration of major players, and control over farmers are debated and analyzed by governments and organizations. The cost of seeds represent an average of 4.9% of agricultural production revenue on a farm level in the United States, and less than 1% of purchased food globally. The estimate of the size of the seed market was $48.5 billion in 2015, but is difficult to estimate. It has grown considerably since 2015, due to increases in agriculture and the development of seed genetics and seed traits.

Famers can use a variety of seed types in agricultural production:

- "Conventional" seeds: Represent traditional seeds that have not been classified as genetically modified and are supplied from over 7,000 companies of various sizes from around the world.
- Genetically Modified ("GM") seeds: Have their traits modified to achieve a superior outcome such as higher yield or resistance to a certain pest. Many traits can be, and are, 'stacked' together in a single seed. These are usually created by large companies but can be produced by smaller companies through license agreements. Usage of GM seeds has increased dramatically over the last 15 years.
- Farmers' seed systems: Represent seeds that are bred by local farmers in their fields to be better suited to their needs. These are more popular in developing countries and are less important in industrialized countries.
- Farm saved seeds: Are conventional seeds that are sown and harvested from seeds purchased the previous year.

The process of seed trait origination to use by a farmer includes several steps an intermediaries, as shown in the following figure for corn traits. *See Figure: Corn Seed Trait to Sold Seed Process.*

5.2.1 Figure: Corn Seed Trait to Sold Seed Process


TRAIT ORIGINATOR
BAYER-MONSANTO
SYNGENTA
CORTEVA
BREEDER
BAYER-MONSANTO
SYNGENTA
CORTEVA
LICENSING/RELABELING
SEED COMPANY
"INDEPENDENT"
SEED COMPANIES
DISTRIBUTOR
LARGE RETAILER
NATIONAL COOP
RETAILER
AG RETAILER
LOCAL COOP
FARMER DEALER
FARMER
BAYER-MONSANTO
SYNGENTA
CORTEVA
AGRELIANT
OTHERS
MULTINATIONAL
SEED COMPANY

As shown above, the seed company can be the seed trait originator or a licensing seed company. Distributors are typically different companies that serve seed retailers.

With respect to seed traits, Genvor is focused on developing peptides, most notably antimicrobial peptides.

5.3 Antimicrobial Peptides (AMPs)

Genvor's expertise is specifically focused on the development of AMPs. AMPs are a diverse class of naturally occurring molecules that are innate to organisms and that are produced as a first line of defense by all multicellular organisms. Antimicrobial peptides have been recognized since the 1940s, and were among the first commercially available antibiotics.

They play the key role in plant defense against infection by bacteria and fungi, and are produced by all organisms. Plant AMPs are not adaptive and not sufficient to protect against modern pathogens, many of which have evolved to overcome plant's natural defenses.

Synthetically developed peptides can have advantages over naturally occurring peptides, such as lower rates of degradation and certain resistance to microbes. Advances over the last decade in combinatorial chemistry and automated peptide synthesis allow for the design of novel, target-specific peptides. Genvor scientists were the first to introduce designed antimicrobial peptide genes into plants with demonstrated enhanced pathogen resistance by expression of these encoded peptides. These peptides have been tested in labs, greenhouses, and field tests in partnership with the USDA. The technology, expertise, and associated patents of this class of peptides are the basis for the value of Genvor.

6.0 THREE APPROACHES TO VALUE

In determining Fair Market Value, the Appraiser considers all three approaches to value:

- The Cost Approach
- The Income Approach
- The Market (or Sales Comparison) Approach

The appropriate method(s) for estimating value in situations depends on the business (or assets) and the surrounding circumstances.

6.1 Cost Approach

The Cost Approach applies the Principle of Substitution. In this concept, a prudent investor will not pay more for an asset or enterprise than the cost of acquiring or developing a substitute of an equivalent utility.[19] The Cost of Reproduction Method is the cost to produce an exact copy of the subject asset or business. For any rational investor to arrive at a reasonable opinion of Fair Market Value, the Cost Approach must take into consideration any depreciation, or differences between the subject assets and reproduction asset.

The Appraiser utilized the Cost Approach in this appraisal.

6.2 Market Approach

The Market Approach includes a sales analysis of similar assets or businesses by comparing to the Business Enterprise Value. This approach indicates the Fair Market Value by analyzing recent sales or the "offering price" similar to the Business Enterprise Value. Suppose a similar transaction is not identical to Genvor; in that case, the Appraiser adjusts the selling price of the comparable sale for differences in its characteristics relative to Genvor. The Sales Comparison Approach is most reliable when there is an active market providing enough transactions of other comparable businesses or assets (that can be independently verified through reliable sources).[20]

19. ASA, *Valuing Machinery and Equipment.* 13
20. American Society of Appraisers, *Valuing Machinery and Equipment: The Fundamentals of Appraising Machinery and Technical Assets,* Third Edition, 2011, pg. 94

The Appraiser did consider the Market Approach. The Appraiser could not find public data for transactions of companies similar to Genvor. There exist some publicly traded companies with products similar to Genvor, however they could not be relied on because of differences in revenues and maturity. Therefore, the Appraiser did not utilize the Market Approach.

6.3 Income Approach

The Income Approach's basic premise is that a property's Fair Market Value is equal to the present value of future expected benefits. The value drivers using this basis are factors such as the expected return generated by the investment, the period over which that return will occur, and the venture's risk.

There are several steps in applying this approach to measuring tangible personal property:

1. The annual estimated cash flows a prudent investor would come to expect the Business Enterprise Value to generate over a discrete projection period needs to be determined
2. The Appraiser needs to convert these estimated cash flows to their present value equivalent using a return rate that accounts for both:
    1. The relative risk of the expected cash flows
    2. The time value of money
3. The asset's residual value at the end of the discrete projection period, to the extent it exists, needs to be estimated
4. The Appraiser also needs to convert the estimated residual value, if any, to its present value equivalent:
    1. Value is equal to the sum of the present value of the expected cash flows achieved during the life of a business or asset
    2. The approach typically determines a present value of a discrete projection plus the terminal's present value (if any) to arrive at a Business Enterprise Value
5. If applicable, the Appraiser needs to make deductions for working capital, intangible property, and other excluded assets of the business enterprise value to arrive at an indicator of value for the tangible Business Enterprise Value

Ultimately, the Appraiser considered and applied an Income Approach, specifically a Discounted Cash Flow ("DCF") analysis.

6.4 Summary

The Appraiser considered all three approaches to value and applied the specific approaches as follows:

- The Cost Approach was applied for Genvor's antifungal peptide, AMG182. There exists third-party analysis of the discovery and development costs of crop protection products. These were relied upon for determining value using a Cost of Reproduction Method.
- The Income Approach was applied for the overall Genvor business and future cash flows expected to be produced. The Discounted Cash Flow Method was used based on the seed and biopesticide markets.

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7.0 VALUATION OF BUSINESS ENTERPRISE VALUE

7.1 Cost of Reproduction Method

Under the Principle of Substitution, we considered the Cost of Reproduction Method to determine the value of Genvor. Genvor's primary asset is the intellectual property represented by U.S. Patent No. US 11,083,775 B2 - transgenetic corn with antifungal peptide AMG182, or the "Genvor Antifungal Peptide". In our consideration of the Genvor Antifungal Peptide, we also consider additional likely applications of the peptide in other crops and as a biopesticide.

Genvor has additional peptides under development, which would provide incremental value to Genvor above that of AMG182. We have not quantified that value.

In estimating the Cost of Preproduction we used a two step process:

1. Determine most reliable starting costs for AMG182.
2. Adjust starting costs, as appropriate, to align with the facts and circumstances specific to AMG182.

7.1.1 Basis for Starting Costs

The Cost of Reproduction relies on an accurate and independent starting cost basis.

In the course of our review we reached out to several employees for companies that produced seed traits. These employees were unable to provide estimates due to trade secrets protecting that data.

We also performed a review of available academic research and studies related to deriving seed traits. In the course of our review, we uncovered the "The Cost of New Agrochemical Product Discovery, Development and Registration in 1995, 2000, 2005-8 and 2010 to 2014. R&D expenditure in 2014 and expectations for 2019" study by Phillips McDougall of CropLife International.

A survey of five companies in the crop protection industry was conducted over separate time periods to estimate the cost of discovery and development of new crop protection products. The cost was was broken down into the three stages of research, development, and registration as follows:

- <u>**Research:**</u> The discovery period includes synthesis of candidate molecules with biological tests/screens. Then candidate molecules are assessed for attractiveness for the development stages based on ability to patent, preliminary toxicology and environmental testing, and assessment of commercial viability.
- <u>**Development:**</u> The development process starts with producing the the material for further biological and safety testing. This process can include field testing and environmental chemistry tests.
- <u>**Registration:**</u> Submitting results of the studies to regulatory agency for review. After acceptance by the regulatory body, the product can be commercialized. This study considers registration in both the United States and the European Union.

See the following figure for a summary of the costs. *See Figure: New Crop Protection Discovery and Development Costs.*

Figure: New Crop Protection Discovery and Development Costs


Discovery and Development Costs of a New Crop Protection Product
$m.
300
250
200
150
100
50
0
1995
2000
2005-8
2010-14
Total $152 m.
Total $184 m.
Total $256 m.
Total $286 m.
Development 67
Research 72
Development 79
Research 94
Development 146
Research 85
Development 146
Research 107
Registration
Environmental Chemistry
Toxicology
Field Trials
Chemistry
Tox/Env Chemistry
Biology
Chemistry

Based on our review of the study and understanding of Genvor's AMG182, we determined that the costs provided in the study were an appropriate basis for starting costs, prior to adjustments.

Each of 24 individually quantified cost components from the study were assessed and are presented in Exhibit B. The starting cost estimate, before adjustments, was $285.2 million.

7.1.2 Adjustments to Starting Costs

Each cost component was considered individually for appropriateness of inclusion and for potential adjustments. Based on our assessment and review by Clayton C. Yates, Ph.D. (Chief Scientific Officer at Genvor) and Jesse Jaynes, Ph.D. (Chief Research Officer at Genvor) we made the following adjustment to the costs:

- Exclusion of $19.9 million in registration costs. These represent costs specifically associated with the EU registration process and include registration fees, internal registration costs, and additional studies. Genvor has not completed this process in the EU.

In addition to this adjustment we considered adjusting existing costs to reflect the Valuation Date, December 31, 2021. We understand that historic costs have shown an increasing trend and that labor costs have increased since 2014. We understand that genome editing may reduce certain development costs. We understand that regulation of agrochemicals have become increasingly restrictive since 2014.

While we considered the factors above, we did not find sufficient support for adjustments beyond the reduction in registration costs. After adjusting for EU registration costs we have concluded a cost estimate of $265.3 million.

7.1.3 Rationale For Lower Cost to Genvor

Genvor has incurred substantially less costs to develop AMG182 than the cost estimated by the Cost of Reproduction Method. One substantial driver of this difference is the Cooperative Research and Development Agreement ("CRADA") awarded by the USDA to Genvor in 2018, and since amended through August 2022.

CRADAs were authorized as a way of enhancing the ability of federal research laboratories to work with the industry to commercialize technology and significantly reduce the expense and time for research and approval. This allows USDA scientists to partner with Genvor, access to the USDA regulatory team, fast tracking of research and approval, and other benefits. Genvor indicated that the USDA encouraged and is deeply involved in this research area given the large impact of aflatoxins in agriculture within the United States.

In addition to the CRADA, Genvor has substantial academic and industry access based on employee affiliations, partnerships, and relationships. Dr. Jaynes has agricultural research and publication experience starting in the 1970s, including peptide-specific publications and focus since 1985. The access of Genvor within academic institutions to research laboratories and fields also allows for fast-tracking of testing and development.

The Cost of Reproduction Method considers a 'market participant' basis, so we have assumed the perspective of a company that has some capacity to produce seed traits and obtain regulatory approval but not a CRADA, fast tracking, depth of academic resources, or leading scientists within peptides.

7.1.4 Cost Approach Conclusion

Per the analysis described in this section, and illustrated in the accompanying exhibits, we established a value indication as of December 31, 2021 using the Cost Approach to be$265,300,000.

7.2 Discounted Cash Flow Method

The DCF method explicitly recognizes that the value of the Business Enterprise Value as equal to the present value of the cash flows that are generated by Genvor. In the valuation of the BEV, future net cash flows are discounted at their present worth at a rate that reflects both the current return requirements of the market and the risks inherent to Genvor.

In performing the DCF analyses we primarily relied on independent market information for the derivation of revenue and market opportunity.

7.2.1 Selection of Genvor Go-to-Market Approach

As of the Valuation Date, Genvor is considering several go-to-market approaches. Based on our discussions with Genvor and understanding of the industry, a partnership model with a large American agricultural chemical and seed company was chosen. Under this model we can directly forecast cash flows from the sale of seeds and biopesticides to Genvor via a royalty agreement.

We have assumed a partnership agreement can be be reached with a major agricultural seed company such as Bayer-Monsanto, Corteva, or Syngenta. There exists execution risk associated with establishing and negotiating such an agreement.

7.2.2 Selection of Genvor Products and Markets

Based on discussions with Genvor and understanding of the agricultural markets, cash flows from two likely Genvor products (the "Genvor Products") were identified:

1. Transgenetic seeds 'stacked' with 3+ traits (the "Genvor Seeds"), with Genvor contributing a single trait for protection against aflatoxin contamination.

2. Biopesticides developed by Genvor (the "Genvor Biopesticides") that provide protection against aflatoxin contamination

The Genvor Products are considered on a crop basis, For example, we have considered a different biopesticide for corn and wheat.

We have also considered limited product development within each Genvor Product; there is some minimal improvement and development assumed year-over-year, but with short product lives and no continued development or 'second generation' to the Genvor products within a crop and product type.

We consider more extensive development and multiple generations of seed traits and biopesticides possible for Genvor, and management has indicated they will likely pursue this approach. We have not quantified these products, which carry incremental risk and uncertainty. Neither have we quantified any other peptides to be developed by Genvor outside of AMG182 and closely associated developments to AMG182.

7.2.3 Genvor Revenue Forecast Methodology

To quantify revenue for the Genvor Products the following determinations were made:

- Determination of the appropriate crop markets with Genvor Product penetration
- Determination of country for Genvor Product penetration
- Determination of the size (harvest area) for the crop within a country for each year
- Determination of the number of bags of seed or biopesticide utilized per acre
- Determination of the year each of the Genvor Products will go-to-market and produce revenue
- Determination of the maximum market share and product life for each of the Genvor Products
- Determination of the net sales price of the Genvor Products

Once each of these determinations is made, a country and crop-specific revenue forecast is derived by multiplying the following variables:

Annual Revenue = Market size (in acres) * Market penetration * Product per acre * Product price

Total revenue is the total of individual product and country combinations for each year. We describe the process for each of the determinations in the following sections and subsections. Additionally, we provide an example of inputs for a corn seed trait within the United States.

We did not perform specific research for every country, crop, and product combination. As a result we applied assumptions from one local market to other markets, with consideration for adjustments.

In this section, we present examples of our calculations for the corn market within the United States of America, which was the market that we performed the deepest research into.

7.2.4 Consideration of Crop Markets

Currently, AMG182 is specific to a trait within a corn seed. Genvor Management indicated that it can be developed to be utilized in seeds and biopesticides for other crops that are subject to aflatoxin contamination. We considered the following crops for the Genvor Products:

- Cannabis
- Canola
- Corn
- Cotton
- Flax
- Orange and other fruit trees
- Potato
- Rice
- Soybean
- Wheat

After a consideration of each crop, we quantified the Genvor Products for corn, cotton, soybean, and wheat (the "Genvor Crops"). Genvor is in the process trait development or greenhouse testing for certain crops which were not quantified, and has planned development of seed traits. These crops were not selected for reasons including size of market and different seed traits.

7.2.5 Determination of Country and Harvest Area

The harvest area for each crop worldwide, on a country basis, is estimated by the USDA. In some cases, individual countries were aggregated into a region (e.g., the European Union). The estimates include recent historical results and a forecasted harvest area for the next ten years, on average.

For each of the Genvor Crops, we examined the largest three to six countries, by acreage. We considered the likelihood of penetration of each county with Genvor Products.

7.2.5.1 Example of Application: USA Corn Market

According to the USDA, the estimated harvest area of corn within the United States is 33.4 million hectares, or 82.5 million acres. It is likely that Genvor's Products will penetrate the corn market within the United States, given Genvor's relationship with the USDA and farmers, the approval progress of existing Genvor corn seed traits, the viability of transgenetic seeds in the United States, and the prevalence of aflatoxin contamination of corn in the United States. Therefore product revenue was estimated for a Genvor corn seed trait within the United States.

7.2.6 Determination Product Application Per Acre

The usage rate for a Genvor product was estimated on a per acre basis. The source for each of the Genvor Products varied based on the region and crop type.

7.2.6.1 Example of Application: USA Corn Market

The average desired planting rate for corn within the United States was determined to be 26,000 per acre. Planting rate estimates varied by source with 26,000 in the middle of the range, and were supported with data from the Farmers Business Network. The average corn kernels per bag were estimated to be 80,000.

7.2.7 Determination of Go-to-Market Date

It will take years for Genvor to develop products, achieve approval, and gain market share across many products and countries. Based on our research and discussions with Genvor Management, we estimated the first year of revenue for each product and country.

7.2.7.1 Example of Application: USA Corn Market

The corn market within the United States is expected to be the first market for Genvor to penetrate. Based on internal forecasts, Genvor is estimating a commercialization launch in 2022. We believe this is possible but have estimated that the first year of revenues will be produced in 2023, as Genvor enters into a license agreement and scales up production.

7.2.8 Determination of the Maximum Market Share and Product Life

There are many competing products and seeds within a market. It is common for individual farmers to use multiple seeds on different plots. Moreover, there may be a preference for conventional (non-transgenetic) products due to factors such as price or consumer preference. For these reasons, the maximum market share is typically between 10-20% for the Genvor Products. A few products, such as corn within the United States achieved higher market share.

The market share estimate follows a 'bell curve' distribution based on other technology trends. The maximum market share is achieved for a single year with decreasing market share in the years before and after. Due to short product lives exhibited within the average Genvor Products, it is estimated to achieve revenues over a 9-year period, with over 85% of the total revenue within a 5-year period. As previously noted, it reasonable that Genvor may develop incremental and 'second generation' products to extend the market share over longer periods of time.

7.2.8.1 Example of Application: USA Corn Market

According to data from the "FBN Farmers Trends Report 2020", seed trait packages such as 'SmartStack' and 'VT Double Pro' have achieved maximum market share for a single year of around 30-40%. We estimated a maximum market share of 35%, which occurs in 2026. The average market share from 2024-2028 is 27.7%, and averages 17.9% from 2023 through 2031.

7.2.9 Determination of the Net Sales Price

Under a royalty agreement, Genvor would only receive a portion of the total sales price paid to the seed manufacturer. Under the royalty model, Genvor is not paying the costs of production and sales for the seeds. This percentage was estimated between 4-10%, depending on the crop.

The base price of seed or biopesticide was sourced using government websites, research, trade associations, and other sources. Wherever possible, local prices for the county were used. Price discounts or other factors were considered where applicable. The royalty percentage was applied to price on a per acre basis to determine net sales price per acre.

7.2.9.1 Example of Application: USA Corn Market

The average price of corn seed within the United States on a bag/acre basis is between $169 and$262. The low-end price represents conventional corn seed and the high-end represents seeds with 3 traits or more. Price estimates for 1 and 2 seed traits were also available. Based on these prices, we calculated the average incremental price increase to be $31 per trait. It was assumed that Genvor could capture 50% of the incremental price increase based on the value of an aflatoxin trait and the production costs and relationships of the licensee, plus profit for distributors and retailers. A discount of 20% was also applied to account for the average discounts provided to farmers on seed prices. Based on these factors, the net sales price for corn within the United States was determined to be $12.40 per bag, or $4.03 per acre. This represents a 4.9% royalty to sales price. This price was utilized throughout the forecast period, though is possible that these prices would increase or decrease.

7.2.10 Net Revenue

The net sales price is multiplied by the market share percentage and crop acreage to determine revenue per year and country.

7.2.11 Additional Genvor Costs

Genvor is subject to certain additional costs in addition to those captured in the net revenue. The following expenses were considered as provided by Genvor or calculated by the Appraiser:

- Salaries and wages
- Research & Development
- Other operations
- Income taxes

In addition to these expenses, we considered other items that impact cash flow including working capital, depreciation, and capital expenditures. We determined that net working capital would be minimal. We have also assumed that capital expenditure and associated depreciation is minimal; the expenses will capture usage of capital assets through mechanisms such as overhead rate.

7.2.12 Determination of the Discount Rate

Future debt-free cash flows generated by Genvor are discounted to account for risk and the time value of money using a present value factor. The present value factor is determined based on a calculated discount rate. The discount rate for a buyer or owner of Genvor will be determined by their operational capacity, financing structure, market conditions, and other factors.

In selecting a discount rate for Genvor, we considered a Weighted Average Cost of Capital ("WACC") rate using both (a) a traditional capital asset pricing model and (b) and venture capital discount rates.

Genvor operates in an established market with publicly traded companies that use a combination of debt and equity financing. Under our royalty method, it is likely that Genvor would partner with one of these companies. These circumstances suggest a capital asset pricing model. However, the forecasted revenues for Genvor represent new products in many markets across the world. Genvor does not yet have partnership agreements or production methods established, and faces many risks to achieving the forecasted results. These circumstances justify use of higher venture capital discount rates.

Our discount rate selection considered the combined facts and circumstances of Genvor, and was concluded to be 30%.

7.2.13 Consideration of a Terminal Value

Many DCF analyses consider an ongoing forecast of revenue and expenses. This is calculated using a terminal value representing a normalized level of financial results and stabilized growth rate into perpetuity.

A terminal value was not utilized for Genvor, and the last forecast year for cash flows was 2036. It is not appropriate to extend the financial forecast indefinitely based on the approach taken to forecast the Genvor Products. It is possible that Genvor will continue operations beyond 2036, but those products and operations were not quantified.

7.2.14 Determination of Fair Market Value from the Income Approach

The present value of debt free cash flows was calculated based on the selected discount rate for the Genvor Products. The Discounted Cash Flow analysis indicated a value of $327,700,000 for the Business Enterprise Value of Genvor.

8.0 CONSIDERATION OF THE FAIR MARKET VALUE RANGE CONCLUSION OF VALUE FOR THE BUSINESS ENTERPRISE VALUE

The Income Approach value indication is greater than the value indicated by the Cost Approach. The two value indications appear reasonable to establish a value range. In this case, it is reasonable to see a lower indication for the Cost Approach as it represents only what it costs to produce a seed trait. This value of the Cost Approach captures only a single seed trait and not the entirety of Genvor's business. Additionally, the Cost Approach does not consider the incremental value an aflatoxin protection trait may have above an average trait. We considered adjustments to account for these differences, but did not find a reasonable basis to quantify these adjustments.

Based on these indications, it was appropriate to determine the Fair Market Value as a range of the Income Approach and Cost Approach. Per the analysis described in this report, and illustrated in the accompanying exhibits, we determined the Fair Market Value of the range of value for the Business Enterprise Value as of December 31, 2021 as indicated in the following table:

Table: Fair Value of Business Enterprise Value

Value Method	Fair Market Value
Income Approach	327,700,000
Cost Approach	265,300,000
Range of Value Conclusion	**$265,300,000 to $327,700,000**

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9.0 CONTRIBUTING APPRAISERS

Thomas Coffey, Consulting Director, Correlation Advisors by Avalara

Alfonso Porras, Consulting Director, Correlation Advisors by Avalara

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10.0 STATEMENT OF LIMITING CONDITIONS

This valuation report is made subject to the following limiting conditions:

1. We assume no responsibility for the legal description or other matters, including legal or Title considerations of Genvor. Appraiser believes the state of Genvor is good and is marketable unless otherwise stated.
2. We assume Genvor is free and clear of any or all liens or encumbrances unless otherwise stated.
3. Upon all or portions of the report, the information furnished by others bases its conclusions believed to be reliable but only verified except where outlined. We issue no warranty or other form of assurance as to the accuracy of such information.
4. This report has been written only for the purpose stated and prohibits its use for any other purpose. Except as outlined in this report, no part of its contents shall be disseminated to the public by any means without prior written consent and approval.
5. We take no responsibility for changes in market conditions, and we assume no obligation to revise this report to reflect events or situations which occur after the date hereof.
6. We assume any compliance requirements can readily be obtained or renewed for any use on which the report's opinions. These compliance requirements include (all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from any local, state, or national government or private entity or organization).
7. We assume full compliance with all applicable federal, state, and local laws and regulations unless the Appraisal separately states a lack of compliance.
8. We assume responsible ownership and competent management concerning Genvor. The use of the analyses, opinions, and conclusions presented in this report apply only to this engagement, and the context presented herein must remain intact.
9. Possession of this report does not carry with it the right of publication. The Appraiser approves sharing this report, information, and analysis with Genvor or any of its subsidiaries, external legal counsel, external tax advisors, and all taxing authorities deemed appropriate.

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11.0 CERTIFICATION

I certify that to the best of my knowledge and belief:

- The statements of fact contained in this report are true and correct.
- The reported analyses, opinions, and conclusions are limited only by the documented assumptions and limiting conditions and are my personal, impartial, and unbiased professional analyses, opinions, and conclusions.
- I have no present or prospective interest in Genvor, and I have no personal interest concerning the parties involved.
- I have no bias concerning Genvor or to the parties involved with this assignment.
- My engagement in this assignment was not contingent upon developing or reporting predetermined results.
- My compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value favoring the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this Appraisal.
- My analysis, opinions, and conclusions developed in this report have been prepared in conformity with the Uniform Standards of Professional Appraisal Practice and the Principles of Appraisal Practice and Code of Ethics of the American Society of Appraisers.
- No one, other than the person or persons listed below, provided significant professional assistance to the Appraiser.

____

Carl Hoemke
General Manager, Correlation Advisors by Avalara

Contributing Appraisers

Thomas Coffey, Consulting Director, Correlation Advisors by Avalara
Alfonso Porras, Consulting Director, Correlation Advisors by Avalara

Exhibit: Appraisal Exhibits

Genvor valuation
Summary of Value Range
(USD$)

Approach to Value	Valuation Method	Value 12/31/2021	Comments
Income Approach	Discounted Cash Flow	327,700,000	Based on economic profit from partnership.
Cost Approach	Cost to Reproduce	265,300,000	Based on cost to reproduce a comparable seed trait.

Value Range for Genvor

Low value indication	**265,300,000**
High value indication	**327,700,000**

Genvor valuation
Cost to Reproduce
(USD$ in millions)

Category	Sub Category	Sector	Cost $m 2005-8	Cost $m 2010-14	Selected
Research	Chemistry	Synthesis	41.4	47	47
		Formulation	0.6	1.7	1.7
		Sub Total	42	48.7	48.7
	Biology	Efficacy Testing (Glasshouse)	23.5	41.3	41.3
		Small plot trials	3.9	3	3
		Field trials	4.7	6.6	6.6
		Sub Total	32.1	50.9	50.9
	Toxicology	Mammalian acute	2.4	2.3	2.3
		Mammalian sub chronic	4.6	1.4	1.4
		Environmental	1.9	1.3	1.3
		Sub Total	8.9	5	5
	Environmental Chemistry	Metabolism	2	1.1	1.1
		Residue analysis	0.4	0.8	0.8
		Sub Total	2.4	1.9	1.9
Total - Research			85.4	106.5	106.5
Development	Chemistry	Scale up of Manufacture	19.7	26.6	26.6
		Formulation	16.5	8.4	8.4
		Sub Total	36.2	35	35
	Biology	Large Scale Field trials	43.4	9.9	9.9
		Registration Field trials	11	37.2	37.2
		Sub Total	54.4	47.1	47.1
	Toxicology	Chronic Mammalian	21.9	15.4	15.4
		Environmental	9.9	13.2	13.2
		Sub Total	31.8	28.6	28.6
	Environmental Chemi	Metabolism	15.3	11.7	11.7
		Residues	8.4	23.1	23.1
		Sub Total	23.7	34.8	34.8
Total - Development			146.2	145.5	145.5
Registration	EU	Registration fees	5.7	5.2	0
	EU	Internal Registration Costs	13.5	5.6	0
	EU	Additional studies **	2.3	9.1	0
		Sub Total	21.5	19.9	0
	USA	Registration fees	0.6	2.9	2.9
	USA	Internal Registration Costs	1.3	3	3
	USA	Additional studies **	1.5	7.4	7.4
	Sub Total		3.4	13.3	13.3
Registration - Total			24.9	33.2	13.3
Grand Total			256.5	285.2	265.3

Footnotes:

(1) Based on McDougall, Phillips (2016, March) "The Cost of New Agrochemical Product Discovery, Development and Registration in 1995, 2000, 2005-8 and 2010 to 2014. R&D expenditure in 2014 and expectations for 2019." https://croplife.org/wp-content/uploads/2016/04/Cost-of-CP-report-FINAL.pdf

Genvor

Exhibit C

Genvor valuation

Discounted Cash Flow

(USD$)

Discounted Cash Flows		For the 12 months ending 12/31/2022	Discounted Cash Flow — For the fiscal years ending December 31, 2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036
Seed Trait Revenue		$0	$17,455,138	$71,009,021	$140,571,874	$216,190,898	$251,827,220	$240,861,806	$176,031,857	$117,332,826	$58,158,152	$25,865,429	$13,810,905	$1,857,551	$0	$0
Bio-pesticide Revenue		$4,611,163	$11,724,746	$25,980,589	$47,698,008	$71,499,398	$90,136,061	$98,065,896	$95,299,861	$83,540,717	$64,884,718	$42,049,546	$19,817,904	$6,570,427	$2,176,304	$572,054
Total Revenue		$4,611,163	$29,179,883	$96,989,610	$188,269,883	$287,690,296	$341,963,281	$338,927,703	$271,331,718	$200,873,543	$123,042,871	$67,914,974	$33,628,809	$8,427,978	$2,176,304	$572,054
Salaries and wages		$1,185,000	$1,303,500	$1,433,850	$1,577,235	$1,734,959	$1,734,959	$1,734,959	$1,561,463	$1,405,316	$1,264,785	$1,138,306	$1,024,476	$922,028	$829,825	$746,843
R&D		$665,000	$2,200,000	$1,980,000	$665,000	$731,500	$804,650	$804,650	$400,000	$400,000	$400,000	$400,000	$400,000	$0	$0	$0
Other operations		$900,000	$990,000	$1,089,000	$1,197,900	$1,317,690	$1,185,921	$1,067,329	$960,596	$864,536	$778,083	$700,274	$630,247	$567,222	$510,500	$459,450
Total operating expenses		$2,750,000	$4,493,500	$4,502,850	$3,440,135	$3,784,149	$3,725,530	$3,606,937	$2,922,059	$2,669,853	$2,442,868	$2,238,581	$2,054,723	$1,489,250	$1,340,325	$1,206,293
EBITDA		1,861,163	24,686,383	92,486,760	184,829,748	283,906,147	338,237,752	335,320,765	268,409,659	198,203,690	120,600,003	65,676,394	31,574,086	6,938,728	835,979	(634,239)
Income taxes		483,902	6,418,460	24,046,558	48,055,734	73,815,598	87,941,815	87,183,399	69,786,511	51,532,959	31,356,001	17,075,862	8,209,262	1,804,069	217,355	(164,902)
Debt-free net income		1,377,260	18,267,924	68,440,202	136,774,013	210,090,549	250,295,936	248,137,366	198,623,148	146,670,730	89,244,003	48,600,531	23,364,824	5,134,658	618,624	(469,337)
Add: Depreciation / amortization		0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Add/(Less): Changes in working capital		0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Less: Capital expenditures		0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Debt-free cash flow		1,377,260	18,267,924	68,440,202	136,774,013	210,090,549	250,295,936	248,137,366	198,623,148	146,670,730	89,244,003	48,600,531	23,364,824	5,134,658	618,624	(469,337)
Present value factor	30.0%	0.8771	0.6747	0.5190	0.3992	0.3071	0.2362	0.1817	0.1398	0.1075	0.0827	0.0636	0.0489	0.0376	0.0290	0.0223
Present value of after tax cash flow		1,207,937	12,324,638	35,518,360	54,601,159	64,515,108	59,124,211	45,087,938	27,762,254	15,769,756	7,381,034	3,091,974	1,143,442	193,295	17,914	(10,455)

Sum of present values	$327,728,564
Terminal value	$0
Income Approach	**$327,728,564**